EXHIBIT 4(eee)

       Second Amendment to Credit Agreement between CRIIMI MAE Inc. and
                 The Riggs National Bank of Washington, D.C.




                               SECOND AMENDMENT TO
                                CREDIT AMENDMENT

     This Second Amendment to Credit Agreement, dated as of September 22, 1995, is made by and between CRIIMI MAE INC. (the Borrower) and THE RIGGS NATIONAL BANK OF WASHINGTON, D.C. (the Bank).

                                    RECITALS

     The Borrower and the Lender are parties to a Credit Agreement, dated as of February 24, 1995 (as amended to the date hereof, the Credit Agreement). Terms defined in the Credit Agreement shall have the same defined meanings when such terms are used herein. The Borrower and the Bank have agreed to amend certain provisions of the Credit Agreement. Accordingly, the Borrower and the Bank agree as follows:

1. Section 5.5 of the Credit Agreement is amended to read in its entirety as follows:

          " SECTION 5.5 Incurrence of Debt. The Borrower will not, and will not permit any of its Subsidiaries to, issue, assume, guarantee, incur or otherwise be or become liable in respect of Debt, if, after the incurrence of such Debt, there would exist the reasonable possibility of a material adverse effect on the business financial position or results of operations of the Borrower and its Subsidiaries, considered as a whole, or on the ability of the Borrower to perform its obligations under the Loan Documents, other than:

               (a)  Debt of the Borrower to the Bank under the Loan
Documents;

               (b)(i)  Debt of the Borrower under the CIBC Credit Agreement,
               (ii) Debt of the Borrower under the Nomura Credit Facility, (iii) Debt of the Borrower under the GACC Credit Facility, (iv) up to $200,000,000 of Debt to finance investments in subordinated debt securities, (v) Debt of the Borrower or its Subsidiaries under collaterialized mortgage obligations and under funding notes issued to Federal Home Loan Mortgage Corporation to secure its structural pass-through securities, and (vi) other Debt of the Borrower on terms and conditions similar to those applicable to the Debt described in clauses (i), (ii), (iii), (iv) and (v) of this Subsection; provided that the aggregate amount of all such Debt permitted under this subsection (b) shall at no time exceed $800,000,000;

               (c) Debt of the Borrower in an amount which does not exceed the Consolidated Tangible Net Worth of the Borrower, subject to restrictions reasonably satisfactory to the Bank that the holders of any such Debt shall not exercise any right or remedy in connection therewith before the date that is one year after the Termination Date;

               (d) Debt to Signet Bank/Virginia and the other banks that are parties to the Amended and Restated Credit Agreement, dated as of December 22, 1992, as amended, between the Borrower, Signet Bank/Virginia, as agent, and such banks;

               (e) accrued dividends not otherwise prohibited under the Loan Documents;

               (f) accounts payable and accrued expenses incurred in the ordinary course of business with maturities not exceeding one year;

               (g) Debt arising out of any guarantee of the obligations CRIIMI MAE Services Limited Partnership under servicing agreements entered into in the ordinary course of business; and

               (i) other Debt expressly approved by the Bank, which approval shall not be unreasonably withheld."

2. Except as amended hereby, the remaining terms of the Credit Agreement and the other Loan Documents shall continue in full force and effect and satisfied and affirmed in all respects.


                              CRIIMI MAE INC.


                         By:  /s/ Jay R. Cohen
                              ------------------------------
                              Executive Vice President

                              THE RIGGS NATIONAL BANK
                               OF WASHINGTON, D.C.


                         By:  /s/ David H. Olson
                              ---------------------------
                              Vice President